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Exhibit 4.1

233 South Wacker Drive, Suite 28
Chicago, Illinois 60606
Tel 312-234-2732
Fax 312-234-3603

Bank of America, N. A.

TO:	Eldorado Resorts LLC c/o Eldorado Hotel and Casino P 0 Box 3399 Reno, NV 89505
ATTN:	Bob Jones
TEL:	775-786-5700
FAX:	775-343-7513
FROM:	Bank of America, NA. 233 South Wacker Drive—Suite 2800 Chicago, Illinois 60606 Robert OHara / Anik Khambhla
Date: revised 06AUG02
Our Reference No.	33490	33489
Internal Tracking Nos.	406203	406204

THIS CONFIRMATION SUPERSEDES AND REPLACES ANY PREVIOUSLY SENT/EXECUTED CONFIRMATION OF THIS TRANSACTION.

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between Eldorado Resorts LLC and Bank of America, N.A. (each a party and together the parties) on the Trade Date specified below (the "Transaction). This letter agreement constitutes a Confirmation as referred to in the ISDA Master Agreement specified in paragraph 1 below (the Agreement).

The definitions and provisions contained in the 2000 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., (the Definitions) are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

1.
This Confirmation evidences a complete binding agreement between the parties as to the terms of the Transaction to which this Confirmation relates. In addition, the parties agree to use all reasonable efforts promptly to negotiate, execute and deliver an agreement in the form of the ISDA Master Agreement (Multicurrency-Cross Border) (the "ISDA Form), with such modifications as the parties will in good faith agree. Upon the execution by the parties of such an agreement, this Confirmation will supplement, form a part of, and be subject to that agreement. All provisions contained or incorporated by reference in that agreement upon its execution will govern this Confirmation except as expressly modified below. Until the parties execute and deliver that agreement, this Confirmation, together with all other documents referring to the ISDA Form (each a Confirmation) confirming transactions (each a Transaction) entered into between the parties (notwithstanding anything to the contrary in a Confirmation), shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Form as if the parties had executed an agreement in such form (but without any Schedule) on the Trade Date of the first such Transaction between the parties. In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

In this Confirmation Party A means Bank of America, N.A. and Party B means Eldorado Resorts LLC.

2.
The terms of the particular Transaction to which this Confirmation relates are as follows:
Notional Amount:	USD 50,000,000.00
Trade Date:	12JUL02
Effective Date:	15AUG02
Termination Date:	15FEB05, subject to adjustment in accordance with the Modified Following Business Day Convention and "Other Provisions."
Fixed Amounts:
Fixed Rate Payer:	Party A
Fixed Rate Payer Payment
Dates:	The 15th of each February and Auqust, commencing 15FEB03 and ending 15FEB05, subject to adjustment in accordance with the Modified Following Business Day Convention and "Other Provisions." No Adjustment Of Period End Dates.
Fixed Rate:	3.85000%
Fixed Rate Day Count
Fraction:	30/360
Floating Amounts:
Floating Rate Payer:	Party B
Floating Rate Payer
Payment Dates:	The 15th of each February and August, commencing 15FEB03 and ending 15FEB05, subject to adjustment accordance with the Modified Following Business Day Convention and "Other Provisions."
Floating Rate for initial
Calculation Period:	1.93000%
Floating Rate Option:	USD-LIBOR-BBA
Averaging:	Inapplicable
Designated Maturity:	6 Month
Spread:	None
Floating Rate Day Count
Fraction:	Actual/360
Reset Dates:	The last day of each Calculation Period
Compounding:	Inapplicable
Business Days:	New York, London
Calculation Agent:	Party A

Other Provisions:

Additional Optional Termination:

Notwithstanding anything to the contrary herein or in the Agreement or the Definitions, Party A may, in its sole discretion and at its expense, terminate this Transaction on any day from and including 15AUG03 to but excluding 15FEB05 (the Optional Termination Date), in accordance with this Additional Optional Termination provision. The cancellation premium owed by Party A with respect to such Optional Termination Date is set forth under Section (i) below. Party A may only elect an Optional Termination Date by providing oral (including telephonic) notice of such election to Party B two New York and London Business Days prior to such Optional Termination Date, on or before 4:30 p.m. New York City time. Party A shall provide written confirmation of any telephonic notice within one New York and London Business Day of that notice. Failure to provide that written confirmation will not affect the validity of the telephonic notice.

The Cash Settlement Amount payable by Party A on the Optional Termination Date shall be calculated as the sum of the following:

b)
The amount payable on the applicable Fixed Rate Payer Payment Date shall be calculated as the sum of the following:

(i)
The cancellation premium, in accordance with the Optional Termination Date schedule as set forth below:

Optional Termination Period	Amount
15AUG03 to but excluding 15AUG04	USD 875,000.00
15AUG04 to but excluding 15FEB05	USD 0.00
  (ii)
  the net of the accrued but unpaid amount between the Fixed Rate Payer and the Floating Rate Payer from and including the last Payment Date to but excluding the Optional Termination Date.

Nothing herein shall obligate Party A to elect the Optional Termination Date as provided herein.

3.    Recording of Conversations:

Each party to this Transaction acknowledges and agrees to the tape recording of conversations between the parties to this Transaction whether by one or other or both of the parties or their agents, and that any such tape recordings may be submitted in evidence in any Proceedings relating to the Agreement and/or this Transaction.

4.    Account Details:

Account for payments to Party A:
USD
NAME:	Bank of America, NA.
CITY:	New York
ABA#:	026009593
ATTN:	BOFAUS3N
NAME	Bank of America, N A.
CITY	Charlotte
ACCT:	6550219386
ATIN:	Rate Derivative Settlements
ATTN:	BOFAUSSSGDS
Account for payments to Party B:
USD

5.    Offices:

The Office of Party A for this
Transaction is:                                Charlotte, NC

Please send reset notices to fax no. (312-234-3603)

The Office of Party B for this
Transaction is:                                Nevada, USA

Credit Support Document: As per Agreement (and Credit Support Annex if applicable).

Credit Support Documents:

Party B agrees and acknowledges that any and all Collateral, guarantees, or security interests heretofore or hereafter pledged, guaranteed, or granted to Party A pursuant to a Credit Agreement, guarantee, or related document shall also serve as collateral security for or guarantee of the obligations of Party B hereunder and Party B hereby grants to Party A a continuing security interest in any and all Collateral heretofore or hereafter pledged to Party A pursuant to a Credit Agreement or related document as security for any and all obligations of Party B hereunder. Party B agrees to cause any security interest granted pursuant to any Credit Agreement or related document to specifically include the obligations of Party B hereunder as secured obligations thereunder. As may be specified in the Master Agreement.

As used herein, "Collateral means any or all accounts, equipment, general intangibles, instruments, inventory, intellectual property and all proceeds and products of such in which Party B has an ownership interest or any other property which may be included or more specifically defined in the Credit Agreement.

Credit Support Provider:
As may be specified in the Master Agreement.

Additional Termination Event: It shall be an Additional
Termination Event with respect to Party B as the Affected Party if Party B fails to execute and deliver to Bank of America, N.A. an ISDA Master
Agreement and Credit Support Document in form and substance satisfactory to
Bank of America, N.A. on or before October 10, 2002.

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by returning via telecopier an executed copy of this Confirmation to the attention of Global Derivative Operations at (fax no.(312) 234-3603).

Yours Sincerely,
Bank America, N.A.
/s/ DAVE WALKER Dave Walker Senior Vice President Authorized Signatory
Accepted and confirmed as of the date first written:
Eldorado Resorts LLC
By:	/s/ DONALD L. CARANO
Name:	Donald L. Carano
Title:	Chief Executive Officer
Our Reference # 33490 406203

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  Exhibit 4.1